Registration Statement No. 333-131369

Filed pursuant to Rule 424(b)(3)

Amendment dated January 9, 2009 to

Pricing Supplements No.72 and 73, dated October 17, 2007 to Prospectus Supplement and Prospectus each dated January 30, 2006 relating to the AB Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between November 28, 2008 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	62.723%	$3,136,150	January 15, 2009
$5,000,000	62.203%	$3,110,150	January 13, 2009
$5,000,000	66.787%	$3,339,350	January 9, 2009
$5,000,000	62.280%	$3,114,000	January 6, 2009
$10,000,000	59.101%	$5,910,110	December 24, 2008
$5,000,000	59.121%	$2,956,050	December 23, 2008
$5,000,000	61.223%	$3,061,150	December 17, 2008
$5,000,000	59.336%	$2,966,800	December 15, 2008
$5,000,000	55.934%	$2,796,700	December 10, 2008
$5,000,000	58.308%	$2,915,400	December 9, 2008
$5,000,000	61.753%	$3,087,650	December 5, 2008

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between October 30, 2008 and the date of this amendment:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	76.183%	$3,809,150	January 12, 2009

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$65,000,000	61.850%	$40,202,660	$1,579.961(1)

(1)   The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $4,421.90 that have been paid in respect of the securities covered by pricing supplements Nos. 59, 64, 65, 72, 73, 117 and 118 under the registration statement on Form F-3 (No. 333-131369) filed by us on January 30, 2006. After giving effect to the registration fee for these offerings, $2,841.94 remains available for future offerings for such pricing supplements described above.